STOCK PURCHASE AGREEMENT

AND PLAN OF REORGANIZATION

BY AND BETWEEN

SHAREDLABS, INC., AS PURCHASER

AND

JONATHAN A. CLARK, AS SELLER

DATED AS OF NOVEMBER [  ], 2017

STOCK PURCHASE AGREEMENT

AND

PLAN OF REORGANIZATION

This Stock Purchase Agreement (this “Agreement”), is made on this day of November 2017, by and between, SHAREDLABS, INC., a Delaware corporation (the “Purchaser”) and JONATHAN A. CLARK, (the “Seller”), an individual residing in the State of California and the sole shareholder of Exois, Inc., a California corporation (the “Company”).

RECITALS

WHEREAS, the Seller owns Three Hundred Thousand (300,000) shares of common stock issued and outstanding, having no par value of the Company with a principal place of business at 6472 Camden Avenue Suite #102B, San Jose, CA 92013 (the “Common Stock”). The Company has no other capital stock of any class or series authorized or issued or outstanding. The Seller owns all of the issued and outstanding shares of Common Stock. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding shares of the Company’s capital stock owned by the Seller in accordance with the terms, and subject to the conditions, contained in this Agreement. Capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed to such terms in Section 7.

IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound subject to the terms and conditions herein set forth, hereby agree as follows:

1. Purchase and Sale of Shares; Purchase Price.

1.1 Contribution and Agreement to Sell and Purchase Shares.

(a) In accordance with the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall contribute, assign, transfer and deliver to Purchaser all of the issued and outstanding shares of Common Stock of the Company (the “Purchased Shares”) free and clear of all Liens.

(b) In exchange for the contribution to Purchaser of the Shares will:

(i) issue to Seller one hundred forty nine thousand sixty seven (149,067) shares of Purchaser’s common stock (the “Rollover Shares”) at an agreed value of $6.82/share,

(ii) issue the Broker fifteen thousand eight hundred eighty nine (15,889) shares of Purchaser’s common stock (the “Additional Rollover Shares”) at an agreed value of $6.82/share;

(c) The total purchase price and consideration to be paid by the Purchaser for the purchased Shares and all accrued benefits and rights attaching thereto is one million one hundred seven thousand four dollars ($1,007,004) (the “Purchase Price”).

1.2 Section 338 (h)(10) Election. Neither Purchaser, Seller nor any other person shall make any election under Section 338(h)(10) of the Code (and any corresponding elections under state, local and foreign Tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Purchased Shares.

1.3 Section 368(a)(1)(B) Reorganization. Purchaser and Seller acknowledge that the material factor in deciding whether to consummate the transaction is the ability for Seller to defer the gain from the sale of the Shares and agree to enter into a Plan of Reorganization (“Plan”) and resolutions (together with the Plan, “Plan Documents” as set forth in Exhibit “ “, which shall be duly ratified and authorized) evidencing the ratification and authorization of Purchaser and Company to enter into the Plan.

2. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) is being held remotely via electronic or other exchange of closing deliverables, or at such physical location as the parties may mutually agree upon, concurrently with the execution and delivery of this Agreement. The “Closing Date” is November [ ], 2017.

2.1 Deliveries of the Purchaser. At the Closing, the Purchaser is delivering to the

Seller:

(a) the Power of Attorney as required by Seller under IRS Form 8821 to provide notices be sent to Seller with respect to Taxes for which Seller might become liable pursuant to this Agreement;

(b) the Employment Agreement between the Company and Seller;

(c) a certificate representing the Rollover Shares and the Additional Rollover Shares, duly authorized, issued, executed and delivered to the Seller;

(d) the Plan Documents;

(e) the Put Option Agreement for Seller;

(f) the Put Option Agreement for Broker;

(g) a Secretary’s Certificate in substantially the form attached hereto as Schedule 2.1(i), for Purchaser, duly executed by the Secretary or other officer of Purchaser.

2.2 Deliveries of the Seller. At the Closing, the Seller is delivering or causing to be delivered to the Purchaser:

(a) one or more certificates representing the Purchased Shares and the Contributed Shares, together with stock powers separate from the certificates duly executed by the Seller in blank;

(b) a Stock Assignment Separate From Certificate executed by the Seller, transferring the Shares to the Purchaser;

(c) a Secretary’s Certificate or Officer’s Certificate in substantially the form attached hereto as Schedule 2.2(e), duly executed by the Secretary or other officer of the Company;

(d) the Employment Agreement;

(e) the Plan Documents;

(f) the Put Option Agreement; and

(g) the written resignations of all directors of the Company’s Board of Directors, with such resignation to be effective no later than the Closing Date.

2.3 Intentionally Omitted.

2.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due by the party responsible for such taxes under applicable Law. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

3. Representations and Warranties of the Seller and the Company. The Seller and the Company hereby, jointly and severally, represent and warrant to the Purchaser as follows:

3.1 Authorization, Enforceability, Title to Shares.

(a) Seller.

(i) The Seller has full legal capacity to execute and deliver this Agreement and the Transaction Documents to be executed and delivered by the Seller and to perform the Seller’s obligations under this Agreement and such Transaction Documents. The Seller’s execution, delivery and performance of this Agreement and the Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated by this Agreement and such Transaction Documents by the Seller (i) are within the powers and authority of the Seller and (ii) do not (A) require any action by or in respect of, or filing with, any Governmental Authority or any other Person, including the receipt by the Seller or the Company of any Governmental Approval or other Consent, or (B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Law applicable to the Seller or any Contract to which the Seller or any of the Seller’s properties is bound or subject.

(ii) This Agreement and each of the Transaction Documents entered into by the Seller are the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

(iii) The Seller is the record and beneficial owner of one hundred (100%) percent of all the issued and outstanding shares of Common Stock of the Company, free and clear of all Liens, other than Liens set forth on Schedule 3.1 which will be discharged at Closing upon the Purchaser’s payment of the Purchase Price. Upon the Seller’s transfer of the Shares to the Purchaser pursuant to this Agreement, the Purchaser’s issuance of the Rollover Shares and Additional Rollover Shares in accordance with this Agreement and Plan Documents, and the consummation of the transaction contemplated by this Agreement, the Purchaser will acquire good title to the Shares, free and clear of all Liens.

(iv) There is no pending or, to Seller’s Knowledge, threatened Litigation, and no Order entered (A) imposing or seeking to impose limitations on the Seller’s ability to hold or exercise full rights of ownership of any of the Purchased Shares (B) restraining or enjoining or prohibiting or seeking to restrain, enjoin or prohibit the Seller from consummating the transactions contemplated by this Agreement or the other Transaction Documents to which the Seller is a party.

3.2 Capitalization.

(a) Share Ownership. The Purchased Shares constitutes one hundred percent (100%) percent of the issued and outstanding capital stock of the Company.

(b) Capital Stock of the Company. The Purchased Shares constitute one hundred percent (100%) of the shares of Common Stock of the Company, and no other shares of capital stock of the Company are outstanding. The Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Seller is not party to any shareholders’ agreements, voting trusts or proxies, with respect to the voting of the Purchased Shares and there are no outstanding warrants, options, rights, convertible or exchangeable securities or other Contract(s) (other than this Agreement) pursuant to which the Seller is or may become obligated to issue, sell, purchase or redeem any Purchased Shares.

(c) No Equity Rights. There are no preemptive or similar rights with respect to any debt or equity securities of the Company which may be now or hereafter issued by the Company. There are no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell, or cause to be issued or sold, any debt or equity security of the Company, or any securities convertible into or exercisable or exchangeable for any such debt or equity securities, outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of any of the security holders of the Company or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other debt or equity securities of the Company.

3.3 No Violations. Except as set forth on Schedule 3.3, the Seller’s execution, delivery and performance of this Agreement and the Transaction Documents to be executed, delivered and performed by the Seller and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice or the lapse of time or both) result in a violation or breach of or default under, vest or create in any other Person any right or claim under, or result in the creation of any Lien (or any obligation to create any Lien) upon the Purchased Shares or any of the properties or assets of the Company, (a) any Law applicable to the Seller, the Company or any of their respective properties or assets considered as a whole, (b) any provision of any of the Organizational Documents of the Company or (c) any Contract to which the Seller or any Company is a party or by which any of their respective properties or assets considered as a whole may be bound.

3.4 Corporate Status.

(a) Organization. Company is duly organized, validly existing and in good standing under the laws of California, and has full corporate or limited liability company power and authority, as applicable, to conduct its business and to own or lease and to operate its properties as presently being conducted.

(b) Qualification to do Business. The Company is duly qualified to do business and in good standing in the respective jurisdictions specified in Schedule 3.4(b), and are qualified in each jurisdiction where the failure to qualify would have a Material Adverse Effect upon the Company.

(c) Organizational Documents. A true and complete copy of Company’s Organizational Documents as in effect on the Closing Date are attached to this Agreement as Schedule 3.4(c). Company is not in violation of any of the provisions of its Organizational Documents.

(d) Subsidiaries or Interests in Other Persons. The Company does not have any Subsidiaries. The Company does not own any debt, equity or other ownership or financial interest in any other Person.

3.5 Financial Statements. The Seller and the Company have delivered to the Purchaser true and complete in all material respects copies of the Company’s Financial Statements, which are listed on Schedule 3.5(a). The Financial Statements have been derived from the financial books and records of account of the Company. Except as set forth as Schedule 3.5(b), the Year-End Financial Statements have been prepared in accordance with the Company’s standard accounting practices and procedures consistently applied for the periods indicated in the Year-End Financial Statements. Subject to customary year-end adjustments and the absence of footnotes disclosure and except as set forth on Schedule 3.5(b), the Interim Financial Statements have been prepared in accordance with the Company’s normal accounting policies and procedures on a consistent basis throughout the periods presented in the Interim Financial Statements. The financial books and records of account of the Company has been maintained in the ordinary course of business and accurately and fairly reflect, in reasonable scope and detail in accordance with good business practice, the transactions and assets and liabilities of the Company and such other information as is contained in the financial books and records. The balance sheets included in the Financial Statements present fairly the financial position of the Company as at the respective dates thereof; and the statements of income, profits and losses, statements of shareholder’s equity and statements of cash flows included in such Financial Statements present fairly the results of operations and changes in shareholders’ equity and cash flows of the Company for the respective periods indicated subject, in the case of Interim Financial Statements, only to customary year-end adjustments and absence of footnotes disclosure.

3.6 Undisclosed Liabilities. Except as set forth on Schedule 3.6, the Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the most recent balance sheet of the Company included in the Interim Financial Statements (the date of such balance sheet, the “Balance Sheet Date”); and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date.

3.7 Absence of Changes. Except as set forth on Schedule 3.7; since the Balance Sheet Date, (i) the Company has carried on their business in the ordinary course consistent with past practice, and (ii) there has been no event, occurrence, change or development that has had a Material Adverse Effect.

3.8 Tax Matters.

(a) Except as set forth on Schedule 3.8(a), (i) all Tax Returns of the Company that were required to be filed on or before the date of this Agreement have been duly and timely filed and are correct and complete in all material respects, (ii) all Taxes for periods prior to the Closing and due and payable prior to Closing by the Company has been paid on or before the Closing or an adequate provision therefor has been made on the financial books and records of the Company, and (iii) Company is currently not a beneficiary of any extension of time within which to file any Tax Return.

(b) None of the assets of the Company are subject to a Lien with respect to Taxes except Permitted Liens.

(c) There are no pending claims (other than a claim that has been finally settled and fully paid) concerning any possible liability for Taxes of the Company asserted, raised or, to the Seller’s Knowledge, threatened by the IRS or any other taxing authority.

(d Schedule 3.8(d) lists all Tax Returns that have been filed with respect to the Company that are currently the subject of a pending audit or examination by the IRS or any other taxing authority.

(e) Company has not: (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection, or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, extension, agreement or power of attorney is currently in force.

3.9 Real Property. No Owned Real Property; Real Estate Leases. The Company does not own any real property. The Company is not a party to any Contract providing for the purchase or sale, or a right of purchase or sale, of any real property. Schedule 3.9 contains a complete and accurate list of all Contracts pursuant to which Company is currently the lessee, sublessee, licensee, user or occupant of any real property (each, a “Real Estate Lease”). Each Real Estate Lease grants the Company party thereto the exclusive right to use and occupy the real property rights demised and intended to be exclusively demised under each Real Estate Lease, subject to the terms and conditions of such Real Estate Lease. All of the real property demised under the Real Estate Leases (the “Company Real Property”) constitutes all the leasehold interests in real property held by the Company. The Company has the legal right to enjoy peaceful and undisturbed possession under the respective Real Estate Leases for the Company Real Property.

3.10 Material Contracts.

(a) Schedule 3.10(a) lists each of the following Contracts of the Company that are currently pending or in effect together with all Real Estate Leases listed in Section 3.9 of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)	Intentionally Omitted;

(ii)	all agreements that relate to the sale of any Company’s assets, other than in the ordinary course of business, for consideration in excess of $5,000;

(iii)	all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $5,000;

(iv)	except for agreements relating to trade receivables, all agreements relating to indebtedness for borrowed money (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $5,000;

(v)	all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than Company) on the other hand;

(vi)	relating to (A) the employment or engagement or termination of employment or engagement of any Person as an employee, consultant, representative or agent by the Company which may not be terminated without penalty or other obligation (including any severance, termination or indemnification payment required under such Contract) by the Company; or (B) the payment to any Person by the Company of any bonus, award, payment or other remuneration of any kind which is contingent on a sale of the Company or any of its assets or any change in control;

(vii)	limiting the ability of the Company to engage in any line of business or to compete with any Person; and

(viii)	all collective bargaining agreements or agreements with any labor organization, union or association to which theCompany is a party.

(b) The Company has delivered or made available to the Purchaser accurate and complete copies of each of the Material Contracts. The Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

3.11 Intellectual Property. Schedule 3.11 sets forth a list as of the date hereof of all patents and pending applications therefor, all registrations of trademarks, patents, tradenames and service marks and all pending applications therefor, all registrations of copyrights and all pending applications therefor and all licenses or other agreements with respect to each of the foregoing, all to the extent that the foregoing items are used in the business in which the Company are presently engaged and are owned by the Company or, in the case of such licenses or other agreements, to the extent the Company has rights thereunder (collectively, “Intellectual Property”). All of the patents, trademarks, tradenames, service marks, copyrights and licenses or other agreements listed on Schedule 3.11 are valid and in full force and effect, except as otherwise noted on Schedule 3.11. To Seller’s Knowledge, the Company is not infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property in any material respect.

3.12 Insurance. Schedule 3.12 contains a true and complete list of all insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (other than life insurance policies and group insurance policies) (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. Except as set forth on Schedule 3.12, Company has not received written notice that any insurer under any policy referred to in this Section 3.12 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Set forth on Schedule 3.12 are all claims that the Company has submitted to any insurance carrier during the twenty-four-month period ending on the Closing Date.

3.13 Litigation. Except as set forth on Schedule 3.13, there is no Litigation pending, or to Seller’s Knowledge threatened, by or against any of the Seller, the Company or any of their respective properties or assets. There are no outstanding Orders against any of the Seller or the Company.

3.14 Compliance with Laws. Except as set forth on Schedule 3.14 (i) the Company is in compliance with all Laws applicable to it or any of its respective properties, assets, operations or business other than violations which, individually or in the aggregate, would not have a Material Adverse Effect. None of the representations and warranties contained in this Section 3.13 shall be deemed to relate or apply to tax matters (which are governed by Section 3.8), environmental matters (which are governed by Section 3.14), employee and labor matters (which are governed by Section 3.16), or employee benefits matters (which are governed by Section 3.17).

3.15 Environmental Matters. The Company has all material Permits that are required under applicable Environmental Laws to conduct its businesses. All such Permits are valid and current and no revocation, cancellation or withdrawal therefrom has been affected or, to the Seller’s Knowledge, is threatened. Since January 1, 2003, the operations of the Company has been and is in compliance in all respects with all Environmental Laws. There are no pending nor, to the Knowledge of the Seller, threatened Environmental Claims against the Company.

3.16 Affiliate Transactions. All agreements between or among Company on the one hand and Seller or any Affiliate of Seller (other than Company) on the other hand are set forth on Schedule 3.16. Each Contract set forth on Schedule 3.16 (a) has, except as otherwise expressly stated on Schedule 3.16, been entered into the normal and ordinary course of the Company’s business and pursuant to the reasonable requirements thereof, and (b) is based upon fair and reasonable terms no less favorable to the Company than it could have obtained in a comparable arm’s-length transaction with an unaffiliated Person.

3.17 Employees and Labor Matters.

(a) Schedule 3.17(a) in all material respects accurately sets forth with respect to each employee of the Company (including any employee who is on a leave of absence or on temporary layoff status subject to recall): (i) the name of such employee; (ii) such employee’s title; and (iii) such employee’s compensation.

(b) Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2016, there has not been, or to Seller’s Knowledge and any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(c) To Seller’s Knowledge, the Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to its employees, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth on Schedule 3.17(b), there are no actions, suits, claims or other legal proceedings against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d) The representations and warranties set forth in this Section 3.16 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

3.18 Benefit Plans. Schedule 3.18(a) sets forth a complete and accurate list of all benefits that Company provides its employees. Company does not maintain any benefit plans governed by ERISA.

3.19 Bank Accounts. Schedule 3.19 completely and accurately states the names and addresses of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which the Company maintains any account (whether checking, savings, investment, trust or otherwise), lock box or safe deposit box, and the account numbers and name of all Persons having authority to affect transactions with respect thereto or other access thereto.

3.20 No Brokers or Finders. Other than ACE BUSINESS BROKERS INCORPORATED, neither the Company, the Seller, nor any of their respective shareholders, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder fees in connection with the transactions contemplated by this Agreement.

3.21 Disclaimer of Implied Warranties. Except as otherwise expressly set forth in this Agreement, neither the Seller nor Company, nor any officer, director, employee, representative or agent thereof make any representations or warranties of any kind or nature, whether express, or implied, with respect to the Seller, the Company, or any of their respective assets, liabilities, operations, prospects or otherwise. Seller expressly disclaim any representations or warranties of any kind or nature, express or implied, written or oral, as to the condition, value or quality of the business, Purchased Shares, assets or real property, and Seller specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose, and Purchaser shall rely on its own examination and investigation thereof as well as the representations and warranties set forth solely in this Agreement or any other Transaction Document.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

4.1 Corporate Status, Authorization; Capitalization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which the Purchaser is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Purchaser. The Purchaser has duly executed and delivered this Agreement and each Transaction Document to which the Purchaser is a Party. This Agreement and each Transaction Document to which the Purchaser is a Party constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its respective terms. Purchaser

4.2 Litigation. There is no pending or, to the Purchaser’s knowledge, threatened Litigation, and no Order entered or outstanding restraining or enjoining or prohibiting or seeking to restrain, enjoin or prohibit the Purchaser from consummating the transactions contemplated by this Agreement and the other Transaction Documents.

4.3 No Brokers or Finders. Neither the Purchaser nor any of its shareholders, directors, officers, employees, agents and representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder fees in connection with the transactions contemplated by this Agreement.

4.4 Access to Information. Purchaser and its representatives have had full and complete access to the assets, personnel, properties, Books, Records, agreements, leases and documents of the Company and Seller and have had the opportunity to inspect such items, and to make such further inquiries of the Seller and Company and their representatives, in their discretion, have determined to be necessary to evaluate the Company and the acquisition of the Transferred Equity. The Purchaser acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to this transaction. The Purchaser further acknowledges that, to the extent the Purchaser as any of the Purchaser’s Representatives, by reason of such due diligence and investigation whether or not undertaken, knew or should have known that any representation or warranty by the Seller or Company is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against the Seller by the Purchaser arising out of breach of that representation or warranty.

4.5 No Forecasts. Purchaser acknowledges that Purchaser is not relying upon any financial projections or forecasts from Seller with respect to this transaction or the Company.

4.6 Purchase for Investment. Purchaser is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Purchased Shares is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.7 Review of Schedules. Purchaser and its advisors have received and reviewed all of the Schedules attached hereto, and Purchaser waives any claim for money damages based upon any fact, event, circumstance or item expressly disclosed on the Schedules.

4.8 No Approvals Required. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.9 Rollover Equity. Purchaser has provided to Seller all documents, agreements, due diligence and disclosure materials that Purchaser has provided or made available to any shareholders or subscribers that purchased shares of Purchaser’s common stock pursuant to subscription agreements with the Purchaser on or prior to the Closing Date.

4.10 Contribution Agreement. Purchaser’s representations and warranties set forth in a Plan Documents dated as of even date herewith by and between Seller and Purchaser are hereby incorporated in their entirety in this Agreement.

4.11 Purchaser’s Industry Knowledge. Purchaser’s representations and warranties that it has the requisite knowledge and industry expertise to operate the Business as Seller and Company has operated the Business.

4.12 Purchaser’s Solvency. There is no pending or, to the Knowledge of Purchaser, Claims against Purchaser for the dissolution, liquidation or insolvency of Purchaser.

5. Indemnifications.

5.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing (the “Termination Date”) and shall thereupon expire, together with any right to indemnification for a breach or inaccuracy thereof, and be of no further force or effect; provided, however, that the representations and warranties contained in Sections 3.1(a)(iii) (Authorization, Enforceability, Title to Purchased Shares), 3.4(a) (Corporate Status - Organization), 3.4(d) (Corporate Status – Subsidiaries or Interests in Other Persons), and 3.8 (Tax Matters), and 4.1 (Corporate Status and Authorization); 4.4 (Access to Information); 4.6 (Purchase for Investment) (collectively, the “Fundamental Representations”) shall survive the Closing until the end of the applicable statute of limitations period, plus an additional 180 days; provided, further, however, that such rights will survive to the extent of any Indemnifiable Losses incurred if a Indemnification Claim Notice (conforming to the requirements of this Agreement) of such Indemnifiable Losses has been given to the Seller or the Purchaser, as applicable, on or before 5:00 p.m., Eastern Standard Time on the Termination Date and until such time as such indemnity claim has been fully quantified and finally resolved. The covenants contained in this Agreement shall survive for the period set forth therein or otherwise until fully performed in accordance with the terms thereof.

5.2 Indemnification by Seller. Subject to the limitations set forth in this Agreement, from and after the Closing Date, the Seller will indemnify and hold harmless the Purchaser and its directors, officers, and agents (hereinafter referred to individually as a “Purchaser Indemnified Person” and collectively as the “Purchaser Indemnified Persons”), from and against any and all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any Purchaser Indemnified Person resulting from, relating to, arising out of, or in connection with:

(i) any misrepresentation or breach or default by the Seller in connection with any of the representations and warranties made by the Seller in Section 3 of this Agreement; or

(ii) any breach or default by the Seller in connection with any of the covenants and agreements given or made by the Seller in this Agreement.

The Purchaser and the Purchaser Indemnified Persons shall take and cause their Affiliates to take all reasonable steps to mitigate any Indemnifiable Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Indemnifiable Losses.

5.3 Indemnification by the Purchaser. Subject to the limitations set forth in this Section, the Purchaser will indemnify and hold harmless the Seller and his estate and personal representatives (hereinafter referred to individually as a “Seller Indemnified Person” and collectively as the “Seller Indemnified Persons”) from and against any and all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any Seller Indemnified Person resulting from, relating to, arising out of or in connection with:

(i) any misrepresentation or breach or default by the Purchaser in connection with any of the representations and warranties made by the Purchaser in Section 4; and

(ii) any breach or default by the Purchaser in connection with any of the covenants and agreements given or made by the Purchaser in this Agreement; or

(iii) Purchaser’s ownership of the Company or the conduct or operation of the business or affairs of the Company following the Closing Date, including any liabilities or obligations thereof.

The Seller and the Seller Indemnified Persons shall take and cause their Affiliates to take all reasonable steps to mitigate any Indemnifiable Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Indemnifiable Losses.

5.4 Limitations.

(a) Seller shall not be obligated to indemnify any Purchaser Indemnified Person with respect to any Indemnifiable Losses as to which any Purchaser Indemnified Person is otherwise entitled to indemnification pursuant to Sections 5.2(i) and unless and until the aggregate amount of such Losses exceeds the sum of $90,367.30 (the “Basket Amount”). Seller shall thereafter indemnify the Purchaser Indemnified Persons for all Indemnifiable Losses of the Purchaser Indemnified Persons from the first dollar thereof; provided, however, that the maximum aggregate obligation of Seller to the Purchaser Indemnified Persons (including, but not limited to, Liabilities of Seller for costs, expenses and attorneys’ fees paid or incurred in connection therewith or in connection with the curing of any or all breaches of Seller’s representations and warranties) collectively pursuant to Section 5.2(i) shall not exceed $90,367.30 plus $150,000 (the “Cap”); provided, however, that the Cap for indemnifiable Losses arising from breaches of Fundamental Representations or for Third Party Claims arising from breaches of Section 3.10 (Intellectual Property) shall be capped at $90,367.30. Except for claims for which Seller has assumed the defense pursuant to Section 5.5, the Purchaser Indemnified Persons shall bear the burden of demonstrating that any Indemnifiable Losses to be credited against the Basket Amount were reasonably incurred by the Purchaser Indemnified Persons, without prejudice to Seller’s rights under this Section 5.

(b) Indemnifiable Losses Net of Insurance and Other Items. The amount of any Indemnifiable Losses for which indemnification is provided (or the Basket Amount is credited) under this Section 5 shall be net of (i) in the case of Seller’s obligations under Section 5.2 generally, any reserves (or any overstatement of liabilities in respect of actual liabilities or understatement of assets in respect of actual assets) included in the Financial Statements, (ii) in the case of Seller’s obligations under Section 5.2(i) or Purchaser’s obligations under Section 5.3(ii), (A) any amounts recovered or recoverable by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party, and (B) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Indemnifiable Loss (and no right of subrogation shall accrue to any insurer or Third Party indemnitor hereunder) provided, however, that the applicable Indemnified Person shall use its best efforts to recover all such insurance proceeds and indemnity, contribution or other similar payments to which it may be entitled, and (iii) an amount equal to the present value of the Tax benefit, if any, attributable to such Indemnifiable Loss. A Tax benefit will be considered to be recognized by the applicable Indemnified Person for purposes of this Section 5.4 in the tax period in which the indemnity payment occurs. If the amount to be netted hereunder from any payment required under Section 5.2 or 5.3 is determined after payment by the indemnifying party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 5, the applicable Indemnified Person shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Section 5 had such determination been made at the time of such payment.

(c) Intentionally Omitted.

(d) Intentionally omitted.

(e) The Purchaser and the Purchaser Indemnified Persons agree to indemnify and hold Seller harmless from and against, and to reimburse Seller with respect to, that portion of the Indemnifiable Losses for which Seller is not obligated to indemnify the Purchaser Indemnified Persons pursuant to Section 5.4.

5.5 Indemnification Procedures.

(a) Notice of Claim. Any Person making a claim for indemnification pursuant to this Agreement (an “Indemnified Party”) shall give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) within fifteen (15) business days after (i) in the case of Third Party Claims (as defined below), the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim against or involving the Indemnified Party by a Governmental Authority or other Third Party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification or (ii) in the case of all other claims, the Indemnified Party discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 5.2 or 5.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party, but in no event shall the Indemnifying Party be liable for expenses incurred prior to its receipt of notice (it being understood that any claim for indemnity pursuant to Section 5.2(i) or 5.3(i) must be made by an Indemnification Claim Notice with respect thereto given within the applicable survival period, prior to the Termination Date specified in Section 5.1. Each Indemnification Claim Notice shall describe in reasonable detail the claim, the liability, obligation or facts giving rise to such indemnification claim, and the nature and amount of such Indemnifiable Loss (to the extent that the nature and amount of such Indemnifiable Loss is known at such time). All indemnification claims in respect of the Purchaser Indemnified Persons under this Section 5.5 shall be made by the Purchaser, and all indemnification claims in respect of the Seller Indemnified Persons under this Section 5.5 shall be made by the Seller.

(b) Control of Defense: Conditions. The obligations of an Indemnifying Party under this Section 5 with respect to Indemnifiable Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 5.2 or 5.3 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i) At its option, an Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after its receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party (even if the provisions of Section 5.4 would or could limit such Indemnifying Party’s obligation). In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including, without limitation, court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, it will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including, without limitation, attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of the Third Party Claim.

(ii) Without limiting Section 5.5(b)(i), the Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (B) the Indemnifying Party has failed to assume the defense or employ counsel in accordance with Section 5.5(b)(i) (in which case the Indemnifying Party shall control the defense).

(c) If the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 5.5(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim provided that (i) such judgment, compromise or settlement does not impose any material liability or obligation upon the Indemnified Party other than for monetary damages and, in the Indemnified Party’s reasonable judgment, does not have a material adverse effect on the Indemnified Party’s relationship with its customers, or (ii) the Indemnifying Party obtains the prior written consent of the Indemnified Party to such judgment, compromise or settlement (which consent shall not be unreasonably withheld). In the event that the Indemnified Party makes the determination set forth in clause (i) and declines such judgment, compromise or settlement, then the Indemnifying Party shall not be obligated to indemnify such Indemnified Party for Indemnifiable Losses in excess of the amount of such proposed judgment, compromise or settlement so declined by the Indemnified Party. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party.

(d) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the parties shall cooperate in the defense or prosecution thereof, including with respect to the production of documents and the making available of officers and employees to testify or otherwise assist in the investigation, defense or prosecution of such Third Party Claim.

5.6 Sole Remedy.

(a) Each of the parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than the Confidentiality Agreement) shall be pursuant to the indemnification provisions set forth in this Section 5, except as otherwise provided in paragraph (b) below. In furtherance of the foregoing, after the Closing, each party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (including rights of contribution and rights of rescission or rescissory damages, if any) it or any of its Affiliates may have against the other party or any of its Affiliates (including, any such rights, claims or causes of action relating to, or arising under or based upon any securities law, Environmental Law, common law or otherwise).

(b) Each party acknowledges and agrees that remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, each party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, or a temporary or permanent injunction to the extent such equitable remedies may then be available.

6. Covenants.

6.1 Intentionally Omitted.

6.2 Taxes.

(a) Seller shall indemnify and hold harmless Purchaser for all Taxes (net of any Tax benefits to Purchaser or any of its Affiliates including the Company) and related expenses in connection with the operations of the Company for all Tax periods (or partial Tax periods) ending on or prior to the Closing Date (including the portion of any Straddle Period ending on or prior to the Closing Date), but not including those Taxes reflected as liabilities on the Final Closing Statement or incurred in connection with the transactions contemplated by this Agreement.

(b) Purchaser shall indemnify and hold harmless Seller against all Taxes (net of any Tax benefits to Seller or any of Seller’s Affiliates (but excluding the Company)) of the Company for all Tax periods (or partial Tax periods) ending after the Closing Date (including the portion of any Straddle Period ending after the Closing Date).

(c) With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Purchaser shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Company shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Company for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Company for each partial period as determined from the Company’s books and records.

(d) The covenants and agreements contained in this Section 6.2 survive the Closing until six months following the expiration of the applicable statutory period of limitation for the payment of such Taxes, giving effect to any waiver, mitigation or extension thereof (which extension cannot be requested or granted without the written approval of the Seller; provided that Seller’s approval may not be unreasonably withheld).

(e) Purchaser and the Seller agree that in the event either party receives notice, in writing, of any federal, state or local audit, examination, claim, dispute, proposed adjustment or related matter with respect to any Tax Return for Taxes (“Tax Controversy”) for which he or it is indemnified pursuant to Sections 6.3(a) or (b), as applicable, that party shall timely notify the other. Failure of the indemnified party to timely and promptly notify the other party of any Tax Controversies shall not constitute a waiver of any rights with respect to the indemnification thereof by the other party, except to the extent that the indemnifying party’s rights are materially prejudiced thereby.

(f) In the case of any Tax Controversy, the party with the indemnification obligation shall control all proceedings (including action taken to pay, compromise or settle such Taxes). Purchaser and the Seller shall jointly control, in good faith with each other, Tax Controversies relating to any Straddle Period, except that, in the event the parties are unable to agree on the resolution of an issue relating to such period, the party with the greater Tax obligation with respect to such period shall have the right to control the resolution of such issue. Reasonable out of pocket expenses with respect to such contests shall be borne by Purchaser and Seller in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

(g) After the Closing Date, the Seller shall:

(i) be responsible for preparing and filing any Tax Returns of the Company with regard to Tax periods ending on or prior to the Closing Date and providing copies thereof to Purchaser for review prior to filing. In preparing these Tax Returns, the Seller shall have access to all necessary and appropriate records of the Company and will consider all adjustments proposed by Purchaser with respect to such Tax Returns. Seller shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns, except to the extent such Taxes were reflected as liabilities on the Closing Statement (in which case such Taxes shall be paid by the Company at the Seller’s request);

(ii) cooperate fully in preparing for any Tax Controversies with Taxing Governmental Authorities regarding the Company Tax Returns, as reasonably requested by Purchaser;

(iii) make available to the Company and to any Taxing Governmental Authority, as reasonably requested, all information, records and documents relating to Tax liabilities which are attributable to the Company’s business relating to periods beginning prior to the Closing Date; and

(iv) keep confidential any Tax information except as may otherwise be necessary in connection with the filing of returns or claims for refund or in conducting any audit or other Tax proceeding or as otherwise required by law.

(h) After the Closing Date, Purchaser shall:

(i) be responsible for preparing and filing any Tax Returns of the Company for periods ending after the Closing Date. Subject to the Seller’s indemnification obligation under Section 6.2(a) for Straddle Periods, Purchaser shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns. With respect to Straddle Period Tax Returns, such returns shall be prepared on a basis consistent with those prepared for prior periods unless a different treatment is required by law and Purchaser shall provide copies of such returns to the Seller for review prior to filing and will consider all adjustments proposed by Purchaser with respect to such Tax Returns;

(ii) cooperate fully in preparing for any Tax Controversies with Taxing Governmental Authorities regarding the Company Tax Return as reasonably requested by Seller;

(iii) keep confidential any Tax information except as may otherwise be necessary in connection with the filing of returns or claims for refund or in conducting any audit or other Tax proceeding or as otherwise required by law;

(iv) not amend, revise or otherwise change any state or federal Tax Return filed by the Company or tax form issued by the Company to Seller that could result in a change in the tax liabilities or payments paid, to be paid, or due or owing from Seller or the Company without the consent of Seller;

(v) not interfere with or otherwise contest deductions or credits taken by Seller for amounts paid prior to the Closing Date in respect of Tax liabilities due prior to the Closing Date; and

(vi) make available to the Seller, as reasonably requested, all personnel of the Company and all information, records and documents relating to Tax liabilities which are attributable to the Company’s business relating to periods ending on or prior to the Closing Date.

(i) Purchaser, the Company and any affiliates thereof shall provide Seller and their affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file Tax Returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle and resolve any Tax Controversies that they have control over under this Section 6.2 (including any refund claims which turn into Tax Controversies).

(j) If Purchaser or any affiliate of Purchaser (including the Company) receives a refund of any Taxes that any Seller is responsible for hereunder, or if Seller or any affiliate of any Seller (other than the Company) receives a refund of any Taxes that Purchaser is responsible for hereunder, the party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 6.2(j), in addition to the receipt of cash, the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

6.3 Noncompetition and Nonsolicitation.

(a) For a period beginning on the day after the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), the Seller agrees not to engage in any business that directly competes with the business of the Company as conducted as of the Closing Date in the United States (the “Geographic Area”), whether as a stockholder, partner, member, owner, joint venturer, investor, lender or in any other capacity whatsoever (other than as a holder of not more than one percent of the total outstanding stock of a company.

(b) Umali Contract. Purchaser shall maintain the Umali Contract entered into by and between Umali, an Indian limited partnership and Company for a duration of 12 months after the Closing Date pursuant to its existing term.

(c) For a period beginning on the day after the Closing Date and ending on the third anniversary of the Closing Date, without the prior written consent of the Purchaser, the Seller agrees not to: (i) solicit the employment of, or attempt to employ, any of the employees employed by the Company as of the Closing Date; and (ii) recruit, solicit or induce or attempt to induce any of the employees employed by the Company as of the Closing Date to terminate his or her employment with, or otherwise cease his or her relationship with, the Company; provided, however, the restrictions in this Section 6.3(c) shall not apply to the employment of any person following an unsolicited approach by that person at his own instigation or in response to an advertisement placed in the national, local or trade press or job posting website or similar platform or in response to an approach made by a head hunter without the person having first been identified to the head hunter by or on behalf of Seller.

(d) The parties recognize that damages in the event of a breach by the Seller of any provision of this Section 6.3 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have in law, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights or remedies at law or in equity which the Purchaser may have relating to a breach of this Section 6.3.

(e) Whenever possible, each provision and term of this Section 6.3 shall be interpreted in a manner to be effective and valid, but if any provision or term of this Section 6.3 is held to be prohibited or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 6.3. If any of the covenants set forth in this Section 6.3 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to duration, geographic area and scope, and in such lesser duration, geographic area and scope, shall be effective, binding and enforceable against the Seller to the greatest extent permissible.

6.4 Immigration. Purchaser and its Affiliates (including the Company) shall employ any employees of the Company with H-1B immigration status as of the Closing Date under terms and conditions such that (i) Purchaser or its Affiliates qualify as a successor employer under applicable United States immigration Law; and (ii) pending green card application portability applies to such employees in respect of the transactions contemplated by this Agreement. From and after the Closing, Purchaser and its Affiliates (including the Company) shall comply will all applicable Laws regarding employees of Purchaser and its Affiliates (including the Company) with H-1B immigration status or other employee-sponsored immigration visas or petitions (“Employer Sponsored Immigrant Employees”), including without limitation complying with all requirements and conditions of any applicable employer- sponsored immigration petitions and visas and paying all compensation and payroll to such Employer Sponsored Immigrant Employees accrued for pre-closing periods. Within thirty (30) days after the Closing, Purchaser shall cause the Company to take all necessary actions, including making any necessary filings, notices or petitions with Governmental Authorities, such that the Seller is no longer listed, identified or otherwise liable as an officer, owner, representative or responsible person of the Company in connection with any employer-sponsored immigration petition or visa of any Employer Sponsored Immigrant Employees.

6.5 Piggy-Back Registration Rights. The Purchaser shall notify the Seller and Broker in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act of 1933, in connection with a public offering of shares of the Purchaser’s common stock (including, but not limited to, registration statements relating to secondary offerings of securities of the Purchaser). In the event the Seller and/or Broker desires to include in any such registration statement all or any part of the Rollover Shares or Additional Rollover Shares held by the Seller and/or Broker, the Seller and/or Broker shall within ten (10) days after the above- described notice from the Purchaser, so notify the Purchaser in writing, including the number of such Rollover Shares or Additional Rollover Shares, that the Seller and/ or Broker wishes to include in such registration statement. If the Seller and/ or Broker decides not to include all of its Rollover Shares or Additional Rollover Shares, as applicable, and in any registration statement thereafter filed by the Purchaser, the Seller and/ or Broker shall nevertheless continue to have the right to include any Rollover Shares or Additional Rollover Shares in any subsequent registration statement or registration statements as may be filed by the Purchaser with respect to the offering of the securities, all upon the terms and conditions set forth herein.

6.6 Tag-Along Rights. If the shareholders of Purchaser propose to sell to any person or entity, in any transaction or series of transactions within a twelve (12) month period, more than fifty percent (50%) (“Majority Shareholders”) of the respective issued and outstanding shares of common stock (“Qualifying Transaction”), the Purchaser shall provide the Seller and Broker with a “Sale Notice” that shall specify the name of the prospective transferee(s), the number of shares to be transferred, the consideration payable and a summary of the material terms of such proposed transaction. The Seller and/or Broker may elect, but shall not be obligated, to participate in the contemplated transfer at the same price and on the same terms by delivering written notice to the Purchaser within twenty (20) business days after delivery of the Sale Notice. If the Seller and/or Broker elects to participate in such transfer, each of Seller and/or Broker shall be entitled to sell in the contemplated transfer, at the same price and on the same terms, free of any encumbrance, the number of Rollover Shares or Additional Rollover Shares equal to the product of the number of shares owned by Seller and/or Broker multiplied by a fraction, the numerator of which is the number of shares to be sold by the Majority Shareholders and the denominator of which is all of the shares owned by the Majority Shareholders.

7. Definitions.

7.1 Terms.

7.1.1. Generally. The words “hereby,” “herein,” “hereof;” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 7 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

7.2 Certain Terms. Whenever used in this Agreement (including in the Exhibits and Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

AAA: has the meaning set forth in Section 8.5.

Affiliate: with respect to any Person specified: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer, or Subsidiary of the Person specified; and (iii) any Family Member of the Person specified. For purposes of this definition and without limitation to the previous sentence, (x) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (y) any Person beneficially owning, directly or indirectly, more than ten (10%) percent or more of any class of voting securities or similar interests of another Person shall be deemed to be an Affiliate of that Person.

Agreement: has the meaning set forth in the introductory paragraph hereto.

Balance Sheet Date: has the meaning set forth in Section 3.6.

Basket Amount: has the meaning set forth in Section 5.4(a).

Benefit Plan: each employee benefit plan, program, policy, arrangement and Contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA) and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral) which is maintained or contributed to by the Company or with respect to which the Company could incur liability, whether or not subject to ERISA.

Books and Records: all financial records and books of account of the Company.

Business Day: a day other than a Saturday, a Sunday or other day on which banking institutions in New York, New York are authorized or required to close.

Cap: has the meaning set forth in Section 20.

CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time.

Closing: has the meaning set forth in Section 2.

Closing Date: has the meaning set forth in Section 2.

COBRA: has the meaning set forth in Section 3.17(c).

Code: the Internal Revenue Code of 1986, as amended.

Common Stock: has the meaning set forth in the Recitals hereto.

Company: has the meaning set forth in the introductory paragraph hereto.

Company Real Property: has the meaning set forth in Section 3.8.

Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Contract: any note, bond, mortgage, indenture, guarantee, license, lease, agreement, contract, or other binding obligation, including all amendments thereto.

Disclosure Schedule: has the meaning set forth in Section ______________.

Environmental Claim: any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, orders, claims, Liens, investigations, requests for information, proceedings, or written notices of noncompliance or violation by any Person (including, without limitation, any Governmental Authority) alleging liability or potential liability arising out of, based on or resulting from (a) the presence, manufacture, processing, use, storage, disposal, transport or handling, or emission, discharge, release or threat thereof, of any Hazardous Materials at any location, or (b) circumstances forming the basis of any violation or alleged violation of Environmental Law or permit thereunder, or (c) any and all claims by any Third Party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, manufacture, processing, use, storage, disposal, transport or handling, or emission, discharge, release or threat thereof, of any Hazardous Materials.

Environmental Law: all Laws relating to the protection of the environment or environmental contamination, including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time, (b) all other Laws pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials.

ERISA Affiliate: any Person who is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

ERISA: the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time.

Family Member: with respect to any Person specified, means the spouse, parents, children, siblings, mothers in law, fathers in law, sons in law, daughters in law, brothers in law, and sisters in law of the Person specified, whether arising by blood, marriage or adoption.

Financial Statements: the Year-End Financial Statements and the Interim Financial Statements, collectively.

GAAP: generally accepted accounting principles in the United States applied on a consistent basis.

Geographic Area: has the meaning set forth in Section 5.4(a).

Governmental Approval: any Consent of, with, or to any Governmental

Authority.

Governmental Authority: any legislative, executive, judicial, or administrative body, including any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality, of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

Hazardous Materials: any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

Indemnifiable Losses: all losses, liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses, and all reasonable investigation and attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs.

Indemnification Claim Notice: has the meaning set forth in Section 5.5.

Indemnified Party: has the meaning set forth in Section 5.5.

Indemnifying Party: has the meaning set forth in Section 5.5.

Insurance Policies: has the meaning set forth in Section 3.11.

Intellectual Property: has the meaning set forth in Section 3.10.

Interim Financial Statements: the unaudited and internally prepared financial statements of the Company at and for the period ended May 31, 2017, including a balance sheet and a statement of income.

IRS: the U.S. Internal Revenue Service.

Knowledge or knowledge: “to Seller’s Knowledge” or words to that effect shall mean, with respect to Seller or the Company, the actual knowledge of Seller, without any duty to investigate.

Law: means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

Lien: exclusive of Permitted Liens, any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, right of purchase, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such liens as may arise under any Contract.

Litigation: any action, cause of action, claim, demand, suit, or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

Material Adverse Effect: means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

Material Contracts: has the meaning set forth in Section 3.9(a).

Order: any order, writ, injunction, judgment, decree or other determination of any court or arbitrator or any Governmental Authority, whether preliminary or final.

Organizational Documents: as to any Person, its certificate or articles of incorporation, certificate or articles of organization or formation, by-laws, operating agreement, limited liability company agreement, and comparable organizational documents.

Permits: all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights and approvals granted or issued by any Governmental Authority relating to the Business.

Permitted Liens:

(a) Liens for Taxes not yet due and payable,

(b) those Liens that (i) are set forth on Schedule 0 and (ii) individually and in the aggregate with all other permitted liens, do not and will not materially detract from the value of any of the property or assets of the Company, or materially interfere with the use thereof as currently used or contemplated to be used, or otherwise be materially adverse to the Company;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed in the ordinary course of business for sums not yet delinquent;

(d) easements, rights-of-way and other similar Liens not interfering in any material respect with the ordinary course of business of the Company and, as to the property affected by such Lien, not interfering with the intended use and development of that property; or

(e) Liens to be released at Closing.

Person: any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

Purchased Shares: has the meaning set forth in Section 1.1(b).

Purchase Price: has the meaning set forth in Section 1.2.

Purchase Price Allocation: has the meaning set forth in Section 1.4(b).

Purchaser: has the meaning set forth in the introductory paragraph hereto.

Purchaser Indemnified Person: has the meaning set forth in Section 5.2.

Real Estate Lease: has the meaning set forth in Section 3.8.

Representatives: as to any Person, such Person’s accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

Restricted Period: has the meaning set forth in Section 5.4(a).

Rollover Shares: has the meaning set forth in Section 1.1(a).

Rules: has the meaning set forth in Section 8.5.

Section 338(h)(10) Election: has the meaning set forth in Section 1.4(a).

Securities Act: the Securities Act of 1933, as amended and supplemented from time to time.

Seller: has the meaning set forth in the introductory paragraph hereto.

Seller Indemnified Person: has the meaning set forth in Section 5.3.

Straddle Period: means a Tax period or year commencing before and ending after the Closing Date.

Subordination Agreement: means that certain Subordination Agreement, dated as of the date hereof by and among the Seller and [SENIOR LENDER].

Subsidiary: with respect to any Person specified: each other Person in which the Person specified owns or controls, directly or indirectly, capital stock or other equity interests representing fifty (50%) percent or more of the outstanding voting stock or other equity interests or the right to receive fifty (50%) percent or more of the profits or equity value of such other Person.

Tax or Taxes: means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Tax Return: any return, report, declaration, form, claim for refund or information return or statement required to be filed with respect to axes, including any schedule or attachment thereto, and including any amendment thereof.

Taxing Governmental Authority: means, with respect to federal income taxes, the Internal Revenue Service, and, with respect to any other taxes, the applicable governmental body with the authority to audit and collect such taxes.

Termination Date: has the meaning set forth in Section 5.1.

Third Party Claim: has the meaning set forth in Section 5.5(b).

Transaction Documents: this Agreement and each of the documents, agreements, certificates and instruments to be delivered by the Purchaser or Seller pursuant to Section 2.1 or Section 2.2.

Year-End Financial Statements: the Financial Statements for Exois, Inc. by [ firm], including the balance sheet and statements of earnings, statements of stockholders’ equity and statements of cash flows and accompanying notes, together with reports on such year end-statements as at, and for the years ended, December 31, 2016 and December 31, 2015. Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.2 Notices. All notices, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid or (c) sent by next day or overnight mail or delivery with charges prepaid, to the address set forth on the signature page to this Agreement below the signature line of the party to whom such notice, demand, waiver or other communication is being sent; or, in each case, at such other address as may be specified in writing to the other parties hereto. All such notices, requests, demands, waivers and other communications shall be deemed to have been given (i) if by personal delivery on the day of such delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof, or (iii) if by next day or overnight mail or delivery, on the day delivered.

8.3 Governing Law, Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT.

8.4 Arbitration. If the parties should have a dispute arising out of or relating to this Agreement, or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (a) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 9.5; (b) during the forty-five (45) day period following the delivery of the notice described in Section 9.5 (a) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation; (c) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within fifteen (15) days after the period described in Section 9.5 (b) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in San Diego, California, in accordance with the then existing Rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the Law applicable to any controversy shall be the Law of the State of Delaware, regardless of the conflict of laws principles of Delaware or any other jurisdiction. The arbitration shall be conducted by one arbitrator. If the parties are not able to agree upon the selection of an arbitrator, within twenty (20) days of commencement of an arbitration proceeding by service of a demand for arbitration, the arbitrator shall be selected from a panel of at least three (3) qualified arbitrators proposed by AAA. Each party shall have the right to strike a name from the panel proposed by AAA. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated in the courts of the State of California or any Federal District Court in the State of California; provided, however, that the party seeking any such injunctive relief shall be entitled to make such request in any court of any other jurisdiction where jurisdiction and venue are proper.

8.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, successors and permitted assigns.Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.7 Further Assurances. From and after the Closing, each party shall, at the other’s request and without the obligation of the to expend any funds or incur any costs, (a) execute and deliver to the other such further endorsements, assignments and instruments of transfer and conveyance and take such other actions as the Purchaser reasonably requests in the case of Purchaser as requesting party to transfer, vest or perfect the Purchaser’s rights in and to the Purchased Shares and all accrued benefits and rights attaching thereto, free and clear of all Liens and adverse claims or in each case otherwise to effectuate more fully the transactions contemplated by this Agreement, (b) provide or cause to be provided on reasonable terms such written information with respect to himself or itself and take, or cause to be taken such actions, as the requesting party or any auditor reasonably deems necessary or desirable to complete any audit of any of the Company’s financial statements or to effectuate fully the terms of this Agreement, and (c) cooperate with each other in connection with, and make available to the other, as applicable, all materials reasonably requested with respect to, the Purchaser’s or the Company’s preparation of any filing with any Governmental Authority which may be required by the Purchaser or the Company related to this Agreement and the transactions contemplated by this Agreement.

8.8 Amendment; Waivers, Etc. No amendment or modification of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement are independent of, and in addition to, any other rights and remedies that any party may have at law or in equity or otherwise, all of which shall be cumulative.

8.9 Entire Agreement. This Agreement, including the Schedules and exhibits hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.12 Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of facsimile, portable document format (PDF) files attached to electronic mail or other electronic device shall be treated as though such reproductions are executed originals, and each party hereto covenants and agrees to provide the other party hereto with a copy of this Agreement bearing original signatures within five (5) business days following transmittal by facsimile, electronic mail or other electronic means.

[***Signature Pages Follow***]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

THE COMPANY:

By:
Name:	Jonathan A Clark
Title:	CEO

[INSERT POST-CLOSING NOTICE ADDRESS]

SELLER:
Jonathan Clark

[INSERT POST-CLOSING NOTICE ADDRESS]

With a copy to:
Law firm details

PURCHASER:

SHAREDLABS, INC.

By:
Name:
Title:

[INSERT POST-CLOSING NOTICE ADDRESS]

[signature page to Stock Purchase Agreement]